Exhibit 10.1

DISSOLUTION AGREEMENT

This Dissolution Agreement (the “Agreement”) is entered into this 1st day of February 2007 by and between Joe’s Jeans, Inc. (“JJI”) and Beyond Blue, Inc. (“BBI”).  Capitalized terms not defined herein shall have the meanings assigned to them in the Master Distribution Agreement (defined below).

WHEREAS, JJI and BBI entered into a Master Distribution Agreement, dated as of  January 1, 2004, as amended by that certain First Amendment to Master Distribution Agreement, dated as of February 14 , 2005 (the “First Amendment”) (collectively, the “MDA”) pursuant to which, among other things, JJI granted BBI an exclusive right to distribute and sell apparel featuring the “Joe’s Jeans®” family of trademarks (the “Brand”) in the Territory in exchange for certain mutual obligations pursuant to the MDA;

WHEREAS, JJI, in connection with its grant of certain rights to BBI under the MDA, entered into an Agent Agreement with BBI dated July 1, 2003 giving BBI certain rights to market and exploit the Brand in Japan (“Agent Agreement”);

WHEREAS, JJI, in connection with its grant of certain rights to BBI under the MDA, further assigned on January 1, 2004 certain rights and obligations of JJI under a Master Distribution and License Agreement dated July 1, 2003 by and between JJI and Itochu Corporation (“Japan MDA”) whereby BBI accepted certain assignment rights and obligations of JJI (“Japan Assignment”);

WHEREAS, the parties mutually desire to terminate the MDA, Japan Assignment and Agent Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the following covenants and agreements and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties have agreed as follows:

1.             Effective immediately, the Agent Agreement shall be deemed terminated and each party shall have no further obligation to the other party and the Agent Agreement shall be null and void and of no force or effect as of the date hereof.

2.             Effective immediately, the Japan Assignment shall be deemed terminated, all rights and obligations which BBI assumed pursuant to the said Japan Assignment shall revert back to JJI, and the Japan  Assignment shall be null and void and of no force or effect as of the date hereof.

3.             Effective immediately, the MDA shall be deemed terminated without prejudice to or release of any and all past, present and future claims, counterclaims, losses, obligations, liabilities, rights, demands, actions or causes of action, orders, expenses, debts, costs, attorneys’ fees, judgments, liabilities and damages of every kind and nature whatsoever, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, anticipated or unanticipated, direct or indirect, fixed or contingent, now existing or which may in the future arise that the parties may have against the other party relating to or arising from the MDA and it shall be understood and agreed that this Dissolution Agreement supersedes the MDA once this Dissolution Agreement is executed by the parties.  Notwithstanding anything to the contrary herein or in the MDA, Sections 4.7, 6.2, 8, 9.2, 10, 11 and 14 (with the exception of 14.6, 14.9, 14.10 and 14.12(g)) shall survive termination of the MDA.

4.             Any claims made by one party against the other party set forth in paragraph 3 hereinabove shall be made in accordance with the arbitration provisions set forth in Section 14.12(a) through (f) of the MDA.

5.             Notwithstanding anything herein to the contrary, subsequent to the effective date of this Dissolution Agreement, BBI shall agree to cooperate with JJI in timely delivering to JJI all customer orders, agreements with sub-distributors as set forth in Section 2 of the MDA, and shall agree to ensure an orderly and smooth transition of any existing rights and obligations under the Japan Assignment and Japan MDA.

6.             Should either party assert claims against the other party in accordance with Paragraph 3 hereinabove, each party shall cooperate with the other party in providing any and all related documents which may be deemed reasonably necessary by each party for the purpose of preparing for arbitration pursuant to Paragraph 4 hereinabove.

7.             In the event of a claimed breach of any of the provisions, representation, warranties or covenants contained in this Dissolution Agreement, the party claiming breach shall notify the alleged breaching party in writing in accordance with the notice provisions set forth in Paragraph 9 hereinbelow of the claimed breach and the alleged breaching party shall have five (5) business days to cure said breach, if curable.

8.             All notices, waivers and other communications hereunder shall be in writing and shall be give by hand delivery to the other party, by reputable overnight courier, or by certified mail, return receipt requested.  All notices, waivers, or other communications shall be deemed delivered when actually received if delivered by hand, one day after mailing if sent by overnight courier and three days after mailing if sent by certified mail and shall be addressed as follows:

If to JJI:

Joe’s Jeans, Inc.

5901 S. Eastern Avenue

Commerce, CA  90040

Attention:  Marc Crossman or Chief Executive Officer

If to BBI:

Beyond Blue, Inc.

9169 Sunset Blvd.

Los Angeles, CA  90069

Attention: Harry Haralambus or President

9.             This Dissolution Agreement may be signed in counterparts and when executed by all parties shall constitute one integrated agreement. A party’s signature delivered by facsimile transmission shall be deemed an original and is binding on such party.

10.           Each of the signatories hereto represents and warrants to be duly authorized to fully and completely resolve the disputes described in this Dissolution Agreement and to bind the party on whose behalf the signatory has agreed to act to the terms and conditions contained in this Dissolution Agreement.

11.           The parties hereto represent and warrant that they have not assigned, transferred, conveyed or released and discharged, voluntarily or involuntarily, or by operation of law, to any other entity an interest in the disputes which are the subject of this Dissolution Agreement.

12.           This Dissolution Agreement represents the entire agreement concerning the matters herein, superseded any and all prior agreements concerning same, may not be amended except in a writing referring specifically to this Dissolution Agreement, and shall be binding on the parties’ successors and assigns.  Neither party shall assign this Dissolution Agreement in any manner without the prior written consent of the other party.

13.           The parties each acknowledge that they have not executed this Dissolution Agreement in reliance on any representation, inducement, promise, agreement or warranty which is not contained in this Dissolution Agreement and that they have received independent legal advice from their respective attorneys with respect to their rights as well as the consequences of signing this Dissolution Agreement.

14.           This Dissolution Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to any conflicts of law.

15.           JJI agrees not to disparage, criticize, or make any negative public or private comments about the BBI to any person or entity; provided, however, that this undertaking shall not be applicable to any statement made in any legal proceeding or government investigation.  BBI agrees not to disparage, criticize, or make any negative public or private comments about the JJI to any person or entity; provided, however, that this undertaking shall not be applicable to any statement made in any legal proceeding or government investigation.  For purposes of this section 15, the term “JJI” shall also include its affiliates and their officers, directors, employees, legal representatives or other agent acting on behalf of JJI, and the term “BBI” shall also include its affiliates, and their officers, directors, employees, legal representatives or other agent acting on behalf of JJI.

16.           The parties hereto acknowledge and agree that JJI’s parent company, Innovo Group Inc., may issue a press release related to the transactions contemplated hereunder, which shall contain and be limited to using the language attached on Exhibit A attached hereto and incorporated herein by reference.

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IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

JOE’S JEANS, INC.

By:	/s/ Marc Crossman
	Name:	Marc Crossman
	Title:	C.E.O.

BEYOND BLUE INC.

By:	/s/ Harry Haralambus
	Name:	Harry Haralambus
	Title:	President

EXHIBIT A

Language of Innovo Group Inc. press release shall be limited to using the following language:

Innovo Group Inc. today announced that its Joe’s Jeans, Inc. subsidiary has entered into a mutual dissolution agreement with Beyond Blue, Inc. to end the Master Distribution Agreement (“MDA”) for the international distribution of the Company’s Joe’s® and Joe’s Jeans® branded products.  The parties have each reserved certain rights under the MDA in an effort to resolve outstanding issues related to certain obligations under the MDA.

Marc Crossman, Chief Executive Officer of Innovo Group, stated “We believe the decision to enter into this dissolution with Beyond Blue is in the best interests of the parties.  We are working to establish new distributor relationships and realign certain existing relationships in an effort to grow our international business.”